FOR IMMEDIATE RELEASE

Subject:  Nitches, Inc. announces third quarter 2004 results

Contact:	Steve Wyandt
	Web:	http:// www.nitches.com
	E-mail:	ir@nitches.com
	Phone:	(858) 625-2633 (Option # 1: Corporate)

          SAN DIEGO, California, July 15, 2004 – Nitches, Inc. announced today its results for the three and nine-month periods ended May 31, 2004.  Net sales for the third quarter of fiscal 2004 were $9.0 million versus $7.0 million for the third quarter of 2003.  The sales increase was the result of an increase in unit sales in the Company’s Newport Blue® licensed men’s wear line.  The Company reported net income for the recent quarter of $83,000, or $.07 per share, compared to a net loss of $84,000, or $.07 per share, for the year earlier period.  Results for the current period include net operating income of $255,000, or $.22 per share, and a loss related to the Company’s interest in Designer Intimates, Inc. of $172,000, or $.15 per share.

          For the nine months ended May 31, 2004, net sales were $25.5 million versus $24.2 million for the first nine months of fiscal 2003.  The sales increase resulted from an increase in unit sales of the Company’s Newport Blue® licensed men’s wear line, offset partially by a decrease in sales of the Company’s sleepwear line.  The Company reported net income of $863,000 for the first nine months of fiscal 2004, compared to net income of $227,000 for the year earlier period.  Net income for the recent nine months reflects net operating income of $625,000, or $.53 per share, and net income derived from the Company’s interest in Designer Intimates of $238,000, or $.20 per share.

	Three Months Ended May 31		Nine Months Ended May 31

	2004	2003	2004	2003

Net sales	$9,024,000	$7,028,000	$25,503,000	$24,185,000
Net operating income	255,000	75,000	625,000	154,000
Designer Intimates income	(172,000)	(159,000)	238,000	73,000
Net income	83,000	(84,000)	863,000	227,000
Earnings per share	$0.07	$(0.07)	$0.74	$0.19
Shares outstanding	1,171,169	1,171,169	1,171,169	1,171,169

          In October 2002, the Company acquired a 28% interest in Designer Intimates, Inc., which owns 100% of NAP, Inc., a New York-based intimate apparel company.  Nitches reports any income or loss from the ongoing operation of Designer Intimates using the equity method of accounting, whereby Nitches’ 28% interest in Designer Intimates is reported as a single line item on the Consolidated Statement of Income.  For the three-month period March through May, the Company recognized a $172,000 loss from the unconsolidated subsidiary.  Furthermore, for the nine-month period September through May, the Company recognized $238,000 in income.  This income is reported net of tax and is not taxable to the Company.  For the same nine-month period, Designer Intimates had net income of $851,000 on sales of $61.3 million.

          The Company had unfilled customer orders of $10.3 million at May 31, 2004 compared to $11.8 million at May 31, 2003, with such orders generally scheduled for delivery by November 2004 and November 2003, respectively.  These amounts include both confirmed and unconfirmed

10280 Camino Santa Fe   •   San Diego, California 92121   •   www.nitches.com    •   Fax: 858.625.0746

orders that the Company believes, based on industry practice and past experience, will be confirmed.  While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that cancellations, rejections and returns will not reduce the amount of sales realized from the backlog of orders at May 31, 2004.

          Decreased orders in the Company’s sleepwear line contributed to the decrease in backlog of $1.5 million offset partially by an increase in orders for the Company’s Newport Blue® licensed men’s wear line.  Because of the Company’s reliance upon a few major accounts, any deteriorating financial performance by one or more of these customers could lead to the cancellation of existing orders and/or an inability to secure future orders, which would have a material adverse financial effect on the Company.

          Nitches, Inc. is an importer and wholesale distributor of men’s and women’s garments, manufactured to specifications primarily in foreign countries.  The Company’s shares are traded on the National SmallCap Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

          Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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10280 Camino Santa Fe   •   San Diego, California 92121   •   www.nitches.com    •   Fax: 858.625.0746